Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES OF NATIONAL-OILWELL, INC.

National-Oilwell, L.P.	Delaware
NOW International, Inc.	Delaware
National-Oilwell Canada Ltd.	Canada
TS&M Technical Sales & Maintenance Ltd.	Canada
National Oilwell (U.K.) Limited	UK
Hitec Drilling & Marine Systems, Ltd.	UK
National Oilwell de Venezuela C.A.	Venezuela
National-Oilwell Pte. Ltd.	Singapore
National-Oilwell Pty. Ltd.	Australia
Russell Sub-Surface Systems, Ltd.	UK
National Oilwell - Netherlands B.V.	Netherlands
NOW International Denmark ApS	Denmark
P.T. National Oilwell Indonesia	Indonesia
National Oilwell De Mexico, S.A. De C.V.	Mexico
National Oilwell Services De Mexico, S.A. De C.V.	Mexico
NOW Canada, L.P.	Canada
Dreco Energy Services, Ltd.	Canada
Dreco DHT, Inc.	Delaware
Vector Oil Tool Ltd.	Canada
Hitec Systems and Controls, Inc.	Canada
Dreco International Holdings, Ltd.	Canada
National Oilwell DHT, L.P.	Delaware
National Oilwell Norway AS	Norway
National Oilwell Norge AS	Norway
Hitec AS	Norway
National Oilwell-Hydralift AS	Norway
Hydralift-AmClyde, Inc.	Delaware
Hydralift France SAS	France
Hydralift BLM SA	France
Hydralift Holding (UK) Ltd.	UK
AmClyde (UK) Ltrd.	UK
Hydralift (UK) Ltd.	UK
Mono Group	UK
Mono Pumps Limited	UK
Mono Pumps (Australia) Pty. Limited	Australia
Mono Pumps (New Zealand) Limited	New Zealand